Exhibit 10.15

Homeland Integrated Security Systems, Inc.

SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT Is made and entered into as of the 22nd day of June , 2005, by and between HISS, a Florida corporation ("HISS"), a d HISS I ("Representative"), (Homeland Integrated Security Systems, a corporation organized and existing under the laws of Florida.

A. HISS designs and/or manufactures security system software and products, including Cyber Tracker, Radiation Detection equipment, and cellular phones.

B. Representative represents that it Is familiar with the market for HISS's products and wishes to act as a sales representative for HISS's Products (a defined below) in the Territory (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants exchanged, the parties hereby agree as follows:

1. Definitions. As used herein:

1.1 "Products" shall mean those standard SAW/GC Systems and accessories and related products offered by HISS for sale in the Territory which are listed in Exhibit A attached hereto, as the same may be amended or modified from time to time by HISS in its sole discretion.

1.2 “Territory” shall mean the geographical area or areas described in Exhibit B attached hereto, as the same may be amended or modified from time to time by duly authorized representatives of the parties hereto in writing.

1.3 "Net Billings" shall mean all amounts invoiced in respect to the sale of Products actually shipped to a customer, less actual discounts, credits, refunds and allowances made, freight, transportation, C.O.D., insurance and similar charges, manufacturers warranty charges. and any applicable sales, use or other similar taxes.

1.4 "Bookings" shall mean orders from customers that have-been received, acknowledged and accepted by HISS and scheduled for shipment to the customer.

1.5 "Commissions" shall mean Representative's compensation for performance of Its duties hereunder at the rates set forth in Exhibit A attached hereto, as the same may be amended or modified from time to time by HISS in its sale discretion by giving at" least thirty (30) days' prior. written notice to Representative before such change becomes· effective. The new commission rates shall apply to all orders received or dated after the effective date of such notification.

1.6 "House Accounts" shall mean those customers for or purchasers of HISS Products which are located within the Territory and which are designated from time to time in writing by HISS as House Accounts. House Accounts designated by HISS at the time of execution of this Agreement are set forth In Exhibit B attached hereto. HISS may in its sole discretion designate other customers as House Accounts by giving Representative at least ten (10) days prior written notice of such designation before such designation becomes effective.

1.7 "Regular Accounts" shall mean those customers for or purchasers of HISS Products which are not defined in Section 1.6 above and shall be serviced by the Representative.

1.8 "Industrial Distributor" shall mean those persons, firms or organization~ purchasing HISS Products for resale to customers in the Territory (excluding House:
Accounts) in accordance with distributorship agreements entered into from time to time with HISS.

1.9 "Confidential Information" shall mean all information made available by HISS to Representative, Its agents or employees, in connection with this Agreement which HISS protects against unrestricted disclosure to others and which: (i) if in written or other tangible form, is clearly designated as "Confidential"; or (ii) if disclosed orally, Is designated as "Confidential" in a written memorandum delivered by H 15S promptly following such oral disclosure. By way of Illustration, but no limitation, Confidential Information may include proprietary technical data and concepts, vendor and customer information, financial information and marketing data.

2. Sales Agency Arrangement.

2.1 Appointment. HISS hereby appoints Representative as HISS's nonexclusive sales representative to solicit orders for Products in the Territory) and Representative hereby accepts such appointment, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, HISS reserves the right during the term of this Agreement to sell Products directly to House Accounts without paying Commissions to Representative.

2.2. Solicitation of Orders.

(a) Representative agrees to use its diligent and best efforts to solicit orders and promote sales of Products in the Territory and to devote such time and e1\fort to such activities as is reasonably necessary to provide coverage for existing and potential accounts within the Territory on a regular basis, consistent with good business practices.

(b) Representative shall solicit orders for Products at such prices, and on such other terms and conditions, as may be established by HISS from time to time. All quotations for Products must be made on HISS’s standard quotation forms and be based upon HISS's published prices and standard terms and conditions as then in effect, unless deviations there from have been approved in advance by HISS. No quotation will be valid for a period of more than thirty (30) days unless otherwise approved in advance by HISS. Representative will provide to HISS copies of all quotations and correspondence with customers and potential customers.

(c) All Purchase Orders solicited by Representative are subject to written acceptance by an officer or other authorized employee of HISS. and no Purchase Order shall be binding upon HISS until so accepted. All orders will be , accepted only in accordance with HISS's Standard Terms and Conditions of Sale. HISS reserves the right to alter or amend its Standard Terms and Conditions of Sale at any time and such revised Standard Terms and Conditions of Sale shall be used for all sales after the effective date of such revisions. Representative agrees that it shall have no authority to accept any order, assume, create or modify any agreement or obligation or authorize any allowance, adjustment or return of Products on behalf of HISS and shall so advise all customers and potential customers with whom it deals.

(d) HISS shall have the right to change its standard price list at any, time and from time to time during the term of this Agreement, provided that HISS shall give Representative thirty (30) days' advance notice of any such price change. No price change shall be effective for Products covered by a Purchase Order accepted by HISS prior to the effective date of such price change. The price of all Products shall include the cost of standard packaging in accordance with HISS's standard commercial practices. All freight, Insurance, shipping and non-standard packaging expense shall be borne by and invoiced to the customer unless otherwise specified in HISS's quotation.

(e) All invoices in connection with Purchase Orders solicited by Representative shall be rendered by HISS, directly to the customer, with a copy thereof to be forwarded to Representative, in accordance with HISS's established invoicing practices. Responsibility for all collections shall rest with HISS; provided, however, that HISS does not warrant the collectibility of any invoice. Representative agrees, upon HISS's request, to assist HISS in effecting the collection of receivables from customers solicited by Representative.

2.3 Other Duties of Representative. During trial term of this Agreement, Representative agrees as follows:

(a) Representative shall maintain at least one office in the Territory which shall be continually open and adequately staffed during normal business hours.
Representative shall employ an adequate number of qualified sales personnel, at such compensation and on such other conditions as Representative may deem appropriate, In order to enable Representative to discharge its duties hereunder;

(b) Upon request of HISS, Representative agrees to undertake, at Representative's expense, those administrative functions HISS deems reasonably I required for proper management of the sales activity, including, but not limited to:

(i) Attendance of sales personnel at Regional Sales Conferences for the region in which the Territory is located and at National Sales Conferences.

(ii) Submission of rolling three-month forecasts of bookings and billings forecasts to HISS every month.

(iii) Submission of annual sales forecasts.

(iv) Submission of customer contact reports on a regular basis.

(c) Representative shall obtain, and regularly report to HISS, information concerning existing and potential markets for existing Products, as well as customer Interest in potential new or modified Products within HISS's field of operations;

(d) Representative shall cooperate with and assist HISS in Implementing such promotional and merchandising campaigns as HISS may from time to time undertake;

(e) Representative shall regularly report to HISS regarding activities of HISS's competitors of which Representative becomes aware during the course of Representative's services hereunder;

(f) Representative shall properly store and maintain all Products and other property of HISS which may be supplied to Representative on consignment, for demonstration purposes or otherwise, and shall return the same to HISS in good condition (reasonable wear and tear excepted) upon the termination of this Agreement or HISS's request therefore. Representative shall be responsible for normal maintenance of all demonstration units when they are located in the Territory. Representative shall provide monthly inventory reports to HISS of any Products or other property of HISS, which is in Representative's possession, or in transit to or from Representative, and shall be responsible for any loss or shortage. Representative shall keep appropriate and adequate records of any Products or other property of HISS shipped to and from Its premises under its control or direction, and shall maintain suitable warehousing facilities where required. HISS shall have the right, on request, to examine and/or audit all records pertaining thereto and to conduct a physical inventory on reasonable notice;

(g) Representative shall promptly notify HISS of any complaint or claim made or brought against Representative or HISS with respect to any Product;

(h) Representative shell promptly notify HISS of all inquiries regarding Products received by Representative from sources outside the Territory;

(i) Representative shall avoid any actual or potential conflict of interest with its duties to HISS hereunder. Representative shall not represent any other manufacturer or supplier of equipment competitive with the Products without the prior written consent of HISS; and

m Representative shall attend, at Representative's expense, at least one of HISS's periodic training sessions per year.

2.4. Duties of HISS. During the term of this Agreement, HISS agrees as follows:

(a) HISS shall provide Representative with current technical Information regarding the Products. HISS may add or delete Products which it offers for sale from time to time in its sole discretion; and

(b) HISS shall furnish to Representative, without charge, reasonable quantities of promotional sales literature and brochures, catalogue sheets, price lists and engineering data and such other information and sales aids as, in HISS's opinion, are appropriate for use by Representative in soliciting the sale of Products hereunder, which materials may be used by Representative solely to support its sales activities on HISS's behalf.

2.5 Commissions.

(a) As sole and exclusive compensation for Representative's services hereunder, HISS shall pay Commissions to Representative, at the rates set forth in Exhibit A attached hereto, on (i) the Net Billings directly invoiced by HISS with respect to sales of Products to Regular Account customers located in the Territory I and (ii) the Net Billings invoiced by HISS's Industrial Distributors with respect to sales of Products for shipment to Regular Account customers of Representative located in the Territory, but excluding in each case Net Billings with respect to sales of Products to House Accounts.

(b) Commission payments with respect to sales of Products made directly through Representative shall be made by the fifteenth (15th) day of the calendar month following the month in which HISS receives payment from its customers.

(c) There shall be deducted from any Commission payment due Representative an amount equal to the total of: (i) any Commissions previously paid in respect to sales of Products which have subsequently been returned; and (ii) a pro rata portion of any Commissions previously paid in respect to Products upon which refunds or credits have subsequently been allowed by HISS.

(d) Each Commission payment shall be accompanied by a statement setting forth in reasonable detail the computation of the Commissions being paid, and any deductions thereto for identifying invoices by number.

(e) HISS may, in its sole discretion, allocate Commissions to be shared between two or more of HISS's Representatives. Representative shall be notified in writing of HISS's determination, which shall be final.

(f) Commissions shall not accrue or be payable on orders or shipments for any non-production items, such as experimental samples. tools or equipment, development or experimental products, special testing equipment or any similar equipment, paperwork, or for non-recurring engineering or technology transfer charges, royalties or license fees.

(g) If this Agreement is terminated by either party, Commissions shall thereafter be determined and payable in accordance with Section 5.

(h) Any claim or dispute Representative may have, which is related to or arises out of the payment of Commissions hereunder shall be submitted to HISS in writing within thirty (30) days after Representative knows of, or has reason to know of, the basis for the claim or dispute. Failure to give notice shall relieve HISS from any and all liability for such claim or dispute. The provisions of this subsection shall survive the termination of this Agreement.

3. Warranties and Limitations of Liability.

HISS shall provide to customers solicited by Representative only such limited product warranties as are contained in its Standard Terms and Conditions of Sale, as modified from time to time. Representative shall make no representations or warranties to customers or potential customers Inconsistent with or in addition to those contained in such terms and conditions.

4. Confidential Information and Trademarks.

4.1 Proprietary Rights. Representative agrees that HISS retains proprietary rights in and to all product specifications, designs, engineering details, discoveries, inventions, patents, trade secrets and other proprietary rights relating to the Products (the "Proprietary Information"). The Products are offered for sale and are sold by HISS subject in every case to the condition that such sale does not convey any license, expressly or by implication, estoppel or otherwise, to manufacture, duplicate or otherwise copy or reproduce any of the Products.

4.2 Protection of Confidential Information. Representative agrees to protect the confidentiality of all Confidential Information (including without limitation the Proprietary Information) with the same degree of care as Representative accords to Representative's own confidential and proprietary information and to use such Confidential Information only for purposes related to this Agreement; provided, however, that Representative shall not be obligated to treat information as Confidential Information, if such information:

(a) Was rightfully in Representative's possession, or rightfully known to Representative, prior to its receipt from HISS; or

(b) Is or becomes public knowledge without the fault of Representative;

or

(c) Is or becomes rightfully available to Representative without confidential restriction from a source having no duty of confidentiality to HISS.

4.3 Continuation of Obligations. The obligations imposed by Section 4.2 shall continue during the term of this Agreement and for a period of two (2) years thereafter. Upon termination of this Agreement, Representative will return to HISS, within thirty (30) days, all Confidential Information in written or other tangible form, and all reproductions, copies, extracts or summaries thereof, in its possession.

4.4 Trademarks. HISS hereby grants Representative the right to use HISS's trademarks solely in connection with the solicitation of orders for Products hereunder and for such other purposes as may be approved in advance by HISS. Representative acknowledges that such trademarks are and shall remain the sole" property of HISS. Representative shall not do or suffer to be done any act or thing that will in any way impair the rights of HISS in and to any HISS trademark. Representative agrees not to use or register for use any name or mark confusingly similar to any trademark of HISS. Upon termination of this Agreement for any reason, Representative agrees to discontinue use of all HISS trademarks.

5. Term and Termination.

5.1 Term. Unless terminated sooner as herein provided, the term of this Agreement shall be for a period of twelve (12) months from the date of this Agreement. Furthermore, this Agreement will be automatically renewed for additional twelve (12)-month terms, unless HISS gives notice of termination of the Agreement to Representative at least thirty (30) days' prior to the expiration of the initial or any renewal term.

5.2 Termination by HISS for Cause. This Agreement may be immediately terminated by HISS upon the breach or default by Representative of any of the material terms, obligations, covenants, representations or warranties contained herein, including, without limitation, Representative's misuse of Confidential Information or the engagement in activities competitive with the sale of Products by HISS, by giving written notice of termination and specifying such breach or default. Representative shall not be entitled to receive any Commission payments after termination of this Agreement by HISS for cause.

5.3 Termination Without Cause. This Agreement may be terminated by either of the parties without cause upon written notice to the other party given at least thirty (30) days prior to the effective date of termination stated in the notice. In such event, Representative shall receive Commissions only on Bookings made directly through Representative prior to the date of termination, which result in payments made within six (6) months after the date of termination.

6. Miscellaneous.

6.1 Nature of Relationship. Representative shall at all times during the performance of its services hereunder be an independent contractor, maintaining sole and exclusive control over its business, operations and employees. Except as specifically provided herein, all expenses and disbursements, including, but not limited to. those for travel, entertainment, office, clerical, insurance, employee compensation and general selling expenses, that may be incurred by Representative in connection with this Agreement shall be borne wholly and completely by Representative, and HISS shall be in no way responsible or liable therefore. Except as specifically provided herein, neither party shall have, or shall hold itself or himself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other or to pledge the other's credit or to extend credit in the other's name.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, to the proper parties at the appropriate business addresses.

6.3 Damages. HISS shall not in any way be liable for any losses, injuries, damages or claims of any nature whatsoever, which Representative may be subject to or incur as a result of any of its activities in connection with this Agreement. Representative will carry adequate insurance, at its own expense, to cover such contingencies and will, upon request, submit proof thereof to HISS's satisfaction. Representative shall indemnify and hold HISS harmless from any claims or losses for property damage, personal injury, or any other liability arising from the negligence or fault of Representative, its employees or agents.

6.4 Headings. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

6.5 Counterparts. This Agreement may be executed in counterparts, and delivery of a signed counterpart by facsimile shall constitute valid execution and delivery of this Agreement.

6.6 Assignment. Neither this Agreement, nor any rights or obligations hereunder may be assigned, delegated or transferred In any manner by Representative without the prior written consent of HISS. This Agreement shall bind and inure to the benefit of any successors or assigns of HISS and to any permitted successors or assigns of Representative.

6.7 Entire Agreement. This Agreement, including Exhibits A and B hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous negotiations, representations, agreements and understandings of the parties. Except for amendments or modifications permitted to be made by HISS in its sole discretion, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

6.8 Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to any principles governing conflicts of laws. Any action or proceeding brought under or arising out of this Agreement shall be litigated or brought In an appropriate state or federal court in the State of Florida. The trade terms under this Agreement shall be governed by and interpreted In accordance with the provisions of the Uniform Commercial Code, as adopted In the State of Florida) and shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods.

6.9 Severability. Should any provision of this Agreement be determined to be invalid, it should be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

6.10 Non-Waiver. The failure of either party to enforce at any time any provision or provisions of this Agreement shall In no way be considered to be a waiver of such provision or provisions, nor shall such failure affect the validity of this Agreement in any way. The failure of either party to exercise any such provision or provisions shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

6.11 Attorneys’ Fees. In the event of any action or proceeding brought by one party against the other concerning this Agreement, whether for declaratory or other relief, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

/s/ John Nodine__________________	HISS, Inc.
(Sales Agent)

By:___________________________	By: /s/ Brian Riley
Its:

Name: John Nodine_______________	Name: Brian Riley_____________
Title: President__________________	Title: Sec/Treasurer____________
Address: 21 Loop Rd _____________	Address: 2 Town Square________
Arden, NC 28704_________	Asheville, NC 28803_____

EXHIBIT A
SALES REPRESENTATIVE AGREEMENT

Dated: ______

1. PRODUCTS

The HISS products covered by this Agreement are listed below:

All HISS Standard Products and Options (Hardware and Software) listed on the effective , 2005

2. COMMISSIONS OR REPRESENTATIVE DISCOUNT SCHEDULE FOR DIRECT AND INDUSTRIAL DISTRIBUTOR SALES

A. Cyber Tracker/Port Systems- (Includes Military) - 50% net profit (Less equipment, local commissions, maintenance and set up)

B. Radiation Detection (Duke Pro) - Shared 50% net commission on all sales.

C. Radiation/explosive detection Wand - Shared 50% net commission on all sales.

D. Sensor Pack- Shared 50% net commission on all sales

STRATEGIC ALLIANCE AGREEMENT

This Strategic Agreement (this "Agreement") is entered into as of the 22 day of June, 2005 (hereinafter referred to as the effective date of the Agreement), by and between SMALL CORPORATION, a Georgia corporation (hereinafter referred to as "Small "), and LARGE CORPORATION, a Delaware corporation (hereinafter referred to as "Large").

WITNESSETH:

WHEREAS, Small and Large wish to enter into a strategic alliance to market and perform certain complementary business consulting services;

NOW. THEREFORE. in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:

ARTICLE 1. SCOPE OF STRATEGIC ALLIANCE.

A. Small shall, in a professional manner, take all steps necessary to market and perform its Business Improvement Program and its other services (collectively the "Small Services") for clients referred to Small by Large. Any engagement to perform Small Services shall be on such terms and conditions as Small may approve in its sole discretion. Small will perform, schedule. staff and manage all Small Services, Notwithstanding the foregoing, Large may, at its election, bill the client directly for Small Services and under such circumstances Small shall bill Large the pre-agreed amount for the engagement as adjusted by any client-approved change orders; otherwise, Small will bill the client directly. Large agrees to include reference to Small in each contract and proposal involving Small Services. Small's Business Improvement Program ("BIP"), and other proprietary information and associated products, copyrights, trademarks, trade names and logos developed by Small shall remain the property of Small and reference to Small's rights shall be made in all uses of such materials in at least 12 point type.

B. Large shall, in a professional manner, take all steps necessary to market and perform its business management consulting services (collectively the "Large Services") for clients referred to Large by Small. Any engagement to perform Large Services shall be on such terms and conditions as Large ma approve in its sale discretion. Large will perform, schedule, staff and manage all Large Services.

ARTICLE II. PERIOD OF PERFORMANCE.

This Agreement shall be effective as of the date first set forth above and, shall expire on the later of(i five (5) years from the date hereof, or (ii) with respect to any projects identified in any contract for which Large is billing the client directly, upon the completion of Small's Services and receipt of payment by Small from Large for said services. This Agreement shall be automatically renewed for successive one year periods unless either party gives written notice of termination to the other party at least thirty (30) days prior to the date of expiration. Notwithstanding the foregoing, this Agreement shall be earlier terminated (x) by mutual agreement of the parties. or (y) at any time upon sixty (60) days advance written notice to the other party. Time is of the essence in this Agreement. '

ARTICLE III. MANAGEMENT.

Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of this Agreement. Large shall have ultimate responsibility for client relationships for j those clients that it elects to bill directly for Small Services and Small will respond to Large's direction.

ARTICLE IV. CONFIDENTIAL INFORMATION.

The parties acknowledge and agree that in the course of the performance of the Large Services and the Small Services (collectively, the "Services") or additional services pursuant to this Agreement, that ea may be given access to, or come into possession of, confidential information of the other party which I information may contain trade secrets, proprietary data or other confidential material of that party. Therefore the parties have executed a Non-Disclosure Agreement which is attached hereto as Exhibit A, and incorporated by reference as if fully set forth herein. Materials used in any engagement undertake pursuant to this Agreement shall not be altered or changed without the consent of both parties.

ARTICLE V. NO PARTNERSHIP.

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent I relationship between Large and Small, and neither party shall have the right, power or authority to . obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The I parties do not contemplate a sharing of profits relating to the Large Services or the Small Services so ~ to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, Georgia or Delaware. Accordingly, for tax, property and liability purposes Large will provide the Large Services, and Small will perform the Small Services, each on a professional basis and as an independent contractor of the other. Revenues and expenses relating to the Services and any additional services shall be reported separately by the parties for tax purposes. During the performance of the any of the Services, Large's employees will not be considered employees of Small, and vice versa, within the meaning or the applications of any federal, state or local, laws or regulations including. but not limited to, laws or regulations covering unemployment insurance old age benefits, worker's compensation. industrial accident, labor or taxes of any kind. Large's I personnel who are to perform the Large Services or additional services to be provided by Large hereunder shall be under the employment, and ultimate control, management and supervision of Large. Small's personnel who are to perform the Small Services or additional services to be provided by Small hereunder shall be under the employment, and ultimate control, management and supervision of Small It is understood and agreed that Small's employees shall not be considered Large's employees within t meaning or application of Large's employee fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits and vice versa.

ARTICLE VI. TRADEMARK, TRADENAME AND COPYRIGHTS.

Except as expressly provided herein, this Agreement does not give either party any ownership rights 0 interest in the other party's trade name, trademarks or copyrights.

ARTICLE VII. INDEMNIFICATION.

Each of Large and Small, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third· party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither Large nor Small shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each of Large and Small agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agree to cooperate with the other in the defense of any such claim or other matter.

ARTICLE VIII NON-SOLICITATION OF PERSONNEL.

Small and Large agree not to engage in any attempt whatsoever, to hire, or to engage as independent contractors, the other's employees or independent contractors during the term of this Agreement and for a period of six (6) months following expiration or termination of this Agreement except as may be mutually agreed in writing.

ARTICLE IX. INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by either Large and/or Small and information, materials, products and deliverables developed in connection with engagements pursuant 0 this Agreement shall be the property of the respective parties performing the work or creating the information. All underlying methodology utilized by Small and Large respectively which was created and/or developed by either prior to the date of this Agreement and utilized in the course of performing engagements pursuant to this Agreement shall not become the property of the other. Each party's rights, titles and interests are described in the Non-Disclosure Agreement attached hereto as Exhibit A.

ARTICLE X. GENERAL PROVISIONS

A. Entire Agreement: This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof, This Agreement cannot be modified, changed or amended, except for in writing signed by a duly authorized representative of each of the parties.

B. Conflict: In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C. Assignment and Delegation: Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other party.

D. Notices: Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below for Small or to the address stated below for Large, and shall be deemed duly given upon receipt or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to Large:

If to Small:

E. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In an event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, S if such provision had not been included, or had been modified as above provided, as the case may be.

F. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to its choice of law principles.

G. Paragraph Headings: The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

H. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall b deemed an original, but all of which together shall constitute one and the same instrument.

I. Exhibits: The Exhibits attached hereto are made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

LARGE CORPORATION     SMALL CORPORATION

By: /s/ Frank Moody      By: Duke Pro, Inc.

Name: Frank Moody      Name: /s/ John Nodine